EXHIBIT 99.3

KORU MEDICAL SYSTEMS, INC. APPOINTS KEN MILLER AS CHIEF COMMERCIAL OFFICER

MAHWAH, NJ – November 8, 2023 – KORU Medical Systems, Inc. (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and easy-to-use specialty subcutaneous infusion solutions that improve quality of life for patients, today announced the appointment of Ken Miller as Chief Commercial Officer, effective November 6, 2023.

Ken brings over 30 years of extensive expertise and experience in leading high-performing teams in commercialization and marketing strategy, international expansion, and driving sustainable growth and profitability. As Chief Commercial Officer, Ken will have oversight of the global commercial function including U.S. and International sales and marketing organizations. He joins KORU Medical with impressive medical device and pharmaceutical industry experience, most recently from NASCO Healthcare where he spent five years as President & CEO. At NASCO, he transformed sales & marketing, and led the consolidation of NASCO’s manufacturing footprint which delivered year-over-year double digit revenue and EBITDA growth.  Prior to NASCO, Ken spent 7 years at Becton Dickinson (NYSE: BDX) with his last role as the Worldwide President Diabetes Care where he led the transition from a product focus to a full-service diabetes management solution provider. Ken also held leadership roles in marketing, sales, and business development with Novo Nordisk, Adams Respiratory Therapeutics, and Roche Laboratories. He earned his Bachelor of Arts in Business Management from State University of New York at Albany and his Master of Business Administration from The University of Chicago, Booth School of Business.

“I am confident that Ken’s experience in healthcare paired with his track record of success will be instrumental in propelling Koru Medical in this next phase of our growth. His arrival comes at an exciting time in our company’s journey and his commercialization expertise, drive and passion for customers and innovation will be instrumental in achieving this next stage of our success,” said Linda Tharby, KORU Medical’s President and CEO. “I am grateful to have Ken’s leadership on the KORU Medical team as we continue to grow the business in new markets and geographies and execute on our strategic growth plan.”

Mr. Miller added, “I am thrilled to have been appointed as the Chief Commercial Officer of KORU Medical, and eager to ramp up and accomplish our strategic goals and deliver value to the company and its shareholders. I selected KORU Medical because of the life changing solutions it provides patients in need, its innovation efforts to continually improve its products, its current leadership position in subcutaneous infusion and the enormous potential of the markets served.”

In connection with the commencement of his employment, Mr. Miller will be awarded two separate options, each to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the arithmetic mean of the high and low prices of a share of common stock per share of the Company’s common stock on the day before the grant date, November 15, 2023. One of the option awards is subject to a four-year vesting schedule with 25% of the shares vesting on the first anniversary of the grant date and the remaining shares vesting in equal annual installments on the subsequent three anniversaries. The other of the option awards is subject to vesting based on specified net sales growth targets for each of the 2024 through 2026 fiscal years, which will vest in full upon the Company maintaining a specified run rate for at least two consecutive quarters after January 1, 2024. These awards are subject to the terms and conditions of the respective option agreements, which are described in more detail in the Company’s Form 8-K filed with the Securities and Exchange Commission today. The Compensation Committee of the Company’s Board of Directors approved the awards as an inducement material to Mr. Miller’s employment in accordance with Nasdaq Listing Rule 5635(c)(4).

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use subcutaneous drug delivery systems that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Investor Contact:

Greg Chodaczek

347-620-7010

investor@korumedical.com